Exhibit 99

FOR IMMEDIATE RELEASE

February 10, 2017

THE EASTERN COMPANY REPORTS FOURTH QUARTER EARNINGS OF $0.42 PER SHARE
AND FISCAL YEAR EARNINGS OF $1.25 PER SHARE

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the fourth quarter of 2016.  Sales for the quarter were $34.1 million, compared to $34.4 million for the same period in 2015. Net income for the fourth quarter was $2.6 million, or $0.42 per diluted share, compared to $1.7 million, or $0.28 per diluted share in the fourth quarter of 2015, an increase of 53%.

Net sales for the fiscal year 2016 were $137.6 million, compared to $144.6 million for the same period in 2015. Net income for the fiscal year 2016 was $7.8 million, or $1.25 per diluted share, compared to $5.7 million, or $0.92 per diluted share during the same period in 2015, an increase of 37%.

Mr. Vlak, President and CEO, stated that “results from our businesses varied in the fourth quarter and the year.  In the fourth quarter, our Composite Panels business showed solid improvement in both sales and earnings compared to the fourth quarter 2015. Earnings from our Metal Products segment also improved in the fourth quarter as a result of cost reductions implemented earlier in the year.  In addition, we benefitted from a stronger dollar in the fourth quarter and year.  Our decision to freeze our Salaried Employees Retirement Plan in May 2016 not only strengthened our balance sheet but also contributed $0.21 per diluted share in the fiscal year 2016, compared to the prior year.  At the same time, we substantially enhanced our employee 401(k) plan. The elimination of one-time costs of $1.4 million, net of tax, associated with the proxy contest in the first half of 2015, similarly contributed to an improvement for the full fiscal year 2016 over the fiscal year 2015.

“The Industrial Hardware segment sales were up 2% in the fourth quarter compared to the same period in 2015 after lagging behind prior year results in the first three quarters of this year. Segment earnings were up 59% in the fourth quarter compared to the same period in 2015. Segment sales and margins benefited from accelerating growth in our Composite Panels business, which is beginning to see the results of its investment in sales and engineering capabilities.”

Mr. Vlak continued that, “In our Security Products segment, fourth quarter and fiscal year 2016 sales were 3% above and 1% above the same period last year, respectively. Fourth quarter segment earnings were up 2% compared to the fourth quarter 2015, and fiscal year 2016 earnings were up 49% compared to fiscal year 2015.”  Mr. Vlak expanded that “our capital investment in Argo Transdata in the second quarter of 2016 was the primary reason for the improvement in segment sales and earnings in the fourth quarter, compared to the same period last year.”

Mr. Vlak also said that, “Fourth quarter net sales in the Metal Products segment were 15% below the same period last year, and for the fiscal year 2016 28% below net sales in fiscal year 2015. The segment generated $747 thousand in earnings in the fourth quarter, benefitting from a lean cost structure.  This is the second quarter of positive earnings for the Metal Products segment this year.”

Mr. Vlak continued, “the Company generated $12.4 million of cash from its operations during fiscal year 2016 as a result of our continued disciplined expense and capital management.

“The Company is starting to see the benefits of our three-part strategy, including optimizing our portfolio, strengthening execution in each of our businesses, and building our balance sheet,” said August Vlak. He stated that “we remain committed to organic growth and acquisitions to accelerate growth and improve returns of our best businesses.”

The Eastern Company is a 158-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from 13 locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Safe Harbor for Forward-Looking Statements

Statements in this document about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
August Vlak or John L. Sullivan III, 203-729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		TWELVE Months Ended

	13 wks	13 wks	52 wks	52 wks
	Dec 31, 2016	Jan 2, 2016	Dec 31, 2016	Jan 2, 2016
Net Sales	$ 34,144,942	$ 34,413,912	$137,608,258	$144,567,951

Net Income After Tax	2,649,349	1,740,776	7,785,323	5,727,043

Net Income Per Share:
Basic	$ 0.42	$ 0.28	$ 1.25	$ 0.92
Diluted	$ 0.42	$ 0.28	$ 1.25	$ 0.92

Weighted average
shares outstandings:
Basic	6,254,605	6,246,571	6,251,535	6,245,057
Diluted	6,254,605	6,246,571	6,251,535	6,245,057